Exhibit 10.55

VIRTUAL RADIOLOGIC PROFESSIONALS

PHYSICIAN AGREEMENT

This Physician Agreement (“Agreement”) is made as of May 2, 2005, (“Agreement Date”) by and between VIRTUAL RADIOLOGIC PROFESSIONALS, PLC, a Minnesota professional limited liability company, (“Practice”) and Sean Casey MD (“Physician”), sometimes referred to collectively as “the Parties.”

WHEREAS, Physician is a medical practitioner, specializing in the field of radiology;

WHEREAS, Practice is a duly organized medical professional organization that provides remote interpretation and consultation services by independent radiologists for its clients and patients;

WHEREAS, prior to the date of this Agreement, Physician has provided radiologic services to the Practice;

WHEREAS, the Parties desire that Physician continue to provide remote interpretation and consultations to Practice’s clients, but also to devote his time and attention on behalf of Practice to serving in an administrative capacity as President of Practice; and

WHEREAS, the Parties have decided it is in their mutual best interests to memorialize the terms and conditions of this relationship in writing;

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Agreement to Provide and Pay for President Duties and Radiologic Services

1.1 Agreement to Provide Services. Physician agrees to serve in the administrative role as President of Practice, which entails, among other things, serving on Practice’s Quality Assurance Committee, overseeing the completion and submission of necessary regulatory filings and attainment of necessary regulatory approvals, participating in the hiring and recruiting of radiologists into Practice, providing mentoring and coaching to radiologists in Practice, and attending to client relations (“President Duties”). Physician also shall, as requested, provide professional remote interpretation and consultation services set forth on Exhibit A (“Radiologic Services”) on a limited and backup basis only, subject to the terms and conditions of this Agreement. Practice and Physician shall agree in writing in Exhibit A or any Agreement Addendums to the specific time periods during which Physician is available to perform said Radiologic Services (“Coverage Periods”).

1.2 Agreement to Pay. In exchange for Physician’s performance of President Duties and Radiologic Services, Practice agrees to pay Physician as specified in Section 3.1 and as set forth on Exhibit A. Practice may change the Professional Fees at contract renewal in relation to any Radiologic Service effective on 180 days prior written notice to Physician. Subject to the following reimbursement provisions Practice will also pay Physician’s state licensing and credentialing fees for the states proposed in Exhibit B.

2.	Professional Qualifications and Physician Independence

2.1 Professional Qualifications and Obligations. At all times during the Term (defined below), Physician: (a) shall reside in the United States; (b) shall maintain Physician’s status as a board certified radiologist; (c) shall be qualified and licensed to practice medicine in Physician’s jurisdiction of residence according to ACR standard; (d) shall be qualified to be licensed to practice medicine in those states determined by Practice, which may be amended from time to time; (e) shall not be under current exclusion or sanction by any state or federal health care program, including Medicare or Medicaid, or in any non-U.S. jurisdiction with the exception or exclusion solely based on geographic location; (f) shall have passed and thereafter maintain Practice medical staff status as determined by the Practice internal JHACO credentialing board (Physician shall recuse himself from any action related to his own review by the internal JHACO board); and (g) shall be eligible for the medical liability insurance for the jurisdictions in which medical practice is performed and in the site of residence of the Physician.

2.2 Reporting Requirements. Physician warrants that he/she will inform the Practice’s Board of Directors in writing immediately of: (a) guilty or nolo contendere pleas to charges that Physician has violated any local, county, state or federal statutes; (b) denial or revocation of membership in a state, county or local society; (c) denial or relinquishment of staff membership or clinical or admission privileges in a hospital or other institution; (d) Physician becoming the subject of disciplinary action or inquiry by a hospital or medical staff, state medical licensing authorities or federal programs including Medicare; (e) any malpractice claims settled or adjudicated against Physician; (f) voluntary surrender or involuntary suspension, revocation or restriction of state or federal narcotics controlled substance permit; (g) voluntary surrender or involuntary suspension, revocation or restriction of any professional license; (h) revocation of any professional board certification; (i) any action taken against Physician by any licensing authority; (j) any type of disciplinary action or inquiry by any licensing authority, institution or professional society; (k) any agreement made between Physician and any licensing authority not to seek re-licensure in a jurisdiction; (1) any type of disciplinary action or inquiry by any licensing authority, institution or society.

2.3 Clinical Privileges. Practice agrees to provide Physician with reasonable assistance in obtaining clinical privileges and staff memberships at one or more hospitals designated by Practice as may be necessary for Physician to provide the Radiologic Services, including assistance completing applications and paying associated fees to the extent fees are not waived by Practice’s Client hospitals. Physician shall maintain during the Term, those medical staff memberships and appropriate clinical privileges. Physician will have final approval of all Physician’s practice sites.

2.4 Medicare Identification and Qualification. If requested by the Practice, the Physician shall enroll or maintain enrollment in Medicare, and shall provide Physician’s UPIN to Practice to facilitate billing. Physician, if requested by the Practice, shall also enroll or obtain participating provider status with one or more state Medicaid, private insurance, and other third-party payor programs, designated by Practice. Practice agrees to provide reasonable assistance in completing such enrollment and obtaining such participant status. This section shall not apply if the Physician is ineligible to provide Medicare services solely on the basis of geographic location outside of the United States.

2.5 Compliance with Professional Standards. Physician agrees that, at all times during the Term, Physician shall perform all President Duties and Radiologic Services in accordance with the standards of professional ethics and practice as may from time to time be applicable in the fields of medicine and radiology, in the United States, generally, and in the states set forth on Exhibit B (“States”), in particular. Physician acknowledges and agrees that all studies signed by Physician will have been reviewed by that Physician personally such that Physician accepts complete responsibility for the contents of all signed reports.

2.6 Independent Control by Physician in Provision of Radiologic Services.

a. Physician acknowledges and agrees that Physician is licensed to practice medicine. Practice provides networking, scheduling, marketing and other infrastructure services only and does not have control over or the right to direct the medical decision making or methods by which Physician performs Physician’s professional services. As a result, Physician assumes sole responsibility for, and Practice shall have no liability of any kind with respect to, any aspect of the Radiologic Services as they relate to the diagnosis or treatment of any patient, except that, due to Physician’s unique role as backup radiologist, Practice agrees to indemnify Physician relative to any claim of delayed diagnosis proximately caused by a failure of Practice to have scheduled sufficient radiologists to handle caseload and where Physician promptly reviewed the case once Physician was made aware of it.

b. This Agreement permits Physician to perform business activities including but not limited to radiological medicine and teleradiology, outside the scope of this Agreement and other than for Practice, provided that Physician complies with the provisions of this Agreement including but not limited to Article 8.

2.7 Obligation to Update. Upon Practice’s request, Physician shall provide certificates or other proof of continued compliance with Sections 2.1, 2.2 and 2.3 above, and shall provide Practice written notice of any change in such status, not less than 30 days prior to the effective date of such change.

3.	Financial Arrangements

3.1 Exclusive Billing. Practice shall bill for, collect from Practice’s clients, and own all of the fees that are charged for Physician’s Radiologic Services and all related accounts receivable. Physician shall provide Practice (and Practice’s clients) with all information reasonably necessary to permit such billing in a timely and accurate manner. Physician shall be solely responsible for, and shall indemnify and hold Practice (and Practice’s clients) harmless from, any claims, liabilities and repayment obligations with respect to (a) the accuracy of Physician’s record of claims and (b) Physician’s compliance with federal and state laws (including but not limited to Medicare and Medicaid requirements) relating to the submission or assignment of such claims. Physician acknowledges and agrees that the right to bill and collect for Radiologic Services shall be the exclusive right of Practice. Physician shall not bill Practice’s clients or their patients for Radiologic Services provided.

3.2 Practice Payments to Physician. Except as otherwise provided in this Section, but no later than the 10th business day of each month, Practice shall remit to Physician the payment for the previous month equal to 1/12th of the guaranteed annual minimum payment. If Physician provides coverage for less than the entire calendar month, payment will be prorated to reflect the total number of days worked at a rate reflecting the daily rate multiplied by the total number of days worked. Bonus Compensation will be paid no later than the 10th business day of each quarter, for any Bonus Compensation earned in the previous quarter, after the stated milestone level of studies covered by the minimum guaranteed annual payment has been exceeded. Practice shall remit such funds to Physician via electronic funds transfer, directed to the account or accounts designated in writing by Physician from time to time, or via check through U.S. mail.

3.3 Taxes; Withholdings, Benefits. All taxes associated with Physician’s work performed under this Agreement (such as personal income tax, or state fees assessed related to the provision of medical services) shall be the responsibility of the Physician. The parties understand and agree that this Agreement does not intend to assign tax liability other than for taxes directly related to payments or services made under this Agreement; however, by this Agreement, Physician is not assuming any special assessments, excise taxes, or similar tax liabilities arising out of services performed for Practice prior to the date of this Agreement. To the extent permissible under the law, Physician and Practice acknowledge and agree that: (a) neither Practice nor any of Practice’s patients or clients will withhold on behalf of Physician pursuant to this Agreement any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body relating to Physician or make available to Physician any of the benefits afforded to employees of Practice or of Practice’s clients, and (b) all such withholdings and benefits, if any, are the sole responsibility of Physician. The Parties jointly will review the circumstances of Physician’s working relationship with Practice within sixty (60) days of the Agreement Date to confirm the proper tax treatment of amounts earned by Physician.

4.	Patient Records and Information

4.1 Patient Record and Patient Information. All patient records pertaining to professional services shall remain the property of Practice’s clients. Practice agrees that it shall cause Practice’s clients to obtain patient consents and patient authorizations necessary for Physician to receive patient scans and other information necessary to perform the Services hereunder. Practice shall cause Practice’s clients to make such records available to Physician upon request and as necessary to facilitate the delivery of President Duties and Radiologic Services hereunder. Physician represents that he or she understands the requirements of, and shall comply with, the Health Insurance Portability and Accountability Act of 1996 (HIPAA), 45 C.F.R. Parts 160 and 164, and applicable laws of any U.S. state or in Physician’s jurisdiction of residence, if residing in the United States, relating to the privacy, security, and administration of health information, as and when effective and enforced. Physician agrees to make a good faith effort to execute any reasonable business associates and confidentiality agreements that the Practice requires in order to gain access to its Client’s networks and patient information under HIPAA requirements.

4.2 Access to Books and Records. Physician and Practice each agrees to maintain all records in a form and for the period of time required by applicable laws. If legally required, Physician and Practice shall make available to authorized agents of the Secretary of Health and Human Services (or other governmental authority) this Agreement, any amendments to this Agreement, and any books, documents or records belonging to Physician or Practice and any related entity that may be necessary to verify the nature and extent of any payments made to Physician or Practice hereunder. Any such access shall be in accordance with the written regulations established by the Secretary of Health and Human Services. In the event that Physician or Practice is requested to disclose any books documents, or records for the purpose of an audit or investigation of Services delivered under this Agreement, Practice or Physician shall notify the other of the nature and scope of the request and shall make all books, documents, or records so disclosed available to the other parties upon written request.

5.	Equipment

5.1 Equipment. As a condition to Physician’s inclusion in Practice’s network of radiologists qualified to perform Radiologic Services, Physician shall obtain the internet access and acquire the routers described in Exhibit C (“Internet Access”), and Physician shall install the teleradiology equipment and software described in Exhibit D (“VR Workstation”). Physician represents and warrants to Practice that, prior to delivery of any Radiologic Services, Physician shall have obtained the Internet Access and installed the VR Workstation. Physician represents and warrants that VR Workstation will be dedicated solely to the Radiologic Services Physician provides to Practice, or other company-related testing approved by Practice’s Privacy Officer and its CTO. Physician shall insure that the Internet Access is used exclusively for the provision of Radiologic Services when Physician is providing services from the VR Workstation receiving data from the Internet Access. Physician will allow remote access to Practice provided computers by Practice personnel for the purposes of maintenance and upgrade of software.

5.2 Maintenance. Practice shall be solely responsible, at Practice’s cost, to maintain the VR Workstation in good order and repair, to replace VR Workstation or any part of it that becomes worn out or obsolete, and to ensure that VR Workstation complies with all laws and regulations applicable to the transmission and storage of information for the purpose of teleradiology. Physician is solely responsible for any physical damage to the VR Workstation that occurs on Physician’s premises or otherwise while in Physician’s control.

5.3 System Access. The Practice will provide to the Physician all necessary usernames and passwords to access studies for hospitals at which Physician is licensed and credentialed to provide radiology professional services.

6.	Term and Termination

6.1 Initial Term and Renewal. This Agreement shall commence on the Agreement Date and have an initial term of one year (the “Initial Period”). This Agreement shall be automatically renewed for subsequent one-year periods after the expiration of the Initial Period or any subsequent term (each a “Renewal Period”), unless earlier terminated pursuant to Section 6.2. The Initial Period and each Renewal Period, if any, are collectively referred to herein as the “Term.”

6.2 Termination.

a. Automatic Termination. This Agreement shall terminate automatically, upon the occurrence of the following events:

i. Immediately, without notice, if Physician’s license to practice medicine in any U.S. state or in Physician’s jurisdiction of residence, if residing in the United States, is forfeited or restricted, except if due to clerical error of Practice including state tax related issues;

ii. Immediately, without notice, if Physician fails to maintain active medical staff membership or privileges obtained pursuant to Section 2.2 above, if in Practice’s sole discretion such failure would materially affect Physician’s ability to perform under this Agreement;

iii. Immediately, following notice, upon the failure of Physician to comply with the items of Section 2.1;

iv. Immediately, following notice, upon the failure of Physician to remain eligible for the insurance required pursuant to Section 7 below;

v. Immediately, following notice, if Physician is convicted of or enters a plea of guilty or nolo contendere (no contest) to any misdemeanor charge related to the delivery of health care services or a crime of moral turpitude, or any felony;

vi. Immediately following notice, if Physician is excluded or debarred from participation in any federally-funded health care program, including the Medicare or Medicaid programs with the exception of ineligibility purely based on Physicians geographic location;

vii. Immediately, upon Physician’s death or disability (for the purpose of this Agreement, “disability” means the inability of Physician to perform the essential functions of Physician’s President Duties or Radiologic Services by reason of Physician’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of ninety (90) days or more, consistent with applicable law);

viii. Immediately following any US or foreign government restriction of Physician’s ability to utilize encryption at a level required or inferred by HIPAA or the commonly held interpretation of HIPAA. This section viii can be waived if Physician can secure a private network line of at least 1mb per second transmission speed to continue providing service under this contract within a time frame suitable to Practice. Such private line will be solely at the expense of Physician. This section will also be waived if Physician can move to an alternative location that allows encryption within 30 days at Radiologist’s own expense.

In the event this Agreement is automatically terminated under the provisions of Section 6.2(i)-(viii), Practice acknowledges that if Physician provides written evidence that the event or failure has been cured within thirty (30) days (or other reasonable time period as agreed by the Parties), Practice may agree to reinstate this Agreement, which reinstatement shall be in writing.

b. Termination for Cause, Generally. If either party materially or repeatedly fails to perform any of its obligations under this Agreement (except for those referred to in (a)(i) through (a)(vi) above) and does not cure such default within 30 days of receipt of a written notice specifying the default, then the non-defaulting party may, by giving notice of Termination to the defaulting party, terminate this Agreement as of the date specified in such notice.

c. Termination Without Cause. A party may terminate this Agreement without cause, but the Parties recognize that the ability to replace a physician with a unique set of credentials and licenses is a time consuming process and therefore both Parties agree to provide each other with 180 days written notice of the intent to terminate this Agreement. Such termination need not occur at the end of a Term.

d. Termination Coinciding with Termination of Physician’s Employment with Virtual Radiologic Consultants, Inc. Termination of Physician’s employment as CEO of Virtual Radiologic Consultants, Inc., for any reason shall cause this Agreement to terminate immediately. In that event, the parties agree to negotiate in good faith over the terms of a new agreement between Physician and VRP; however, neither party is bound to enter into such an agreement.

6.3 Consequences of Termination.

a. Return of Property and Confidential Information. In the event of termination for any reason, Physician shall return to Practice all property and Confidential Information (as defined in Section 8.1) received from Practice, and Physician shall immediately cease using any passwords or other information provided by Practice for access to Practice’s or Practice client’s information systems. The Physician will be responsible for returning the VR Workstation (Exhibit D “VR Workstation”) at Physician’s own expense.

b. Reimbursement for Licensing and Credentialing Expenses. In the event that this Agreement is terminated for any reason, no licensing or credentialing fees will be owed by Physician.

6.4 Leave of Absence. Except for reasons of disability, all leave of absence periods must be agreed to in writing by Practice. Physician will not be paid Full Time Services Compensation during a leave of absence period.

7.	Insurance

7.1 Regular Coverage (pre-termination). The Practice agrees to have and maintain for the Physician, professional liability (medical malpractice) insurance in the minimum amount of One Million Dollars ($1,000,000) per claim and Three Million ($3,000,000) in the aggregate annually. Such insurance shall cover Physician for malpractice claims made during this Agreement, based on conduct alleged to have occurred based on Radiologic Services provided during the Term. Such coverage will apply only to the practice of medicine performed for Practice and specifically excludes any other practice of medicine or professional services that the Physician may engage in. Physician agrees not to disclose the name of Practice’s insurance provider or the details of its insurance policy to any third party entity without the written authorization from an officer of the Practice.

7.2 Coverage Post-Termination. Subject to the provisions of this section 7.2, and regardless of the reason for termination, Practice agrees that coverage for a period of at least 7 years after termination of this agreement (“Tail”) will be maintained or purchased by Practice upon termination of this agreement, provided that such coverage is commercially available from a licensed reputable carrier. If not commercially available, then the maximum length of time available for Tail insurance will be purchased by the Practice. Physician understands that the Tail only covers conduct alleged to have occurred based on Radiologic Services provided during the Term. Physician is responsible for independently seeking insurance to cover conduct occurring after termination of this Agreement.

7.3 Prior Insurance. Physician agrees to provide certificate(s) of insurance (or other proof of coverage) to Practice, upon request, for all policies carried by Physician relating to the practice of medicine or any other professional services conducted by Physician outside of this Agreement, and agrees to provide Practice thirty (30) days prior written notice of any change in, or termination of, such separate coverage.

8.	Confidentiality and Prohibition Against Competition

8.1 Confidential Information Defined. For purposes of this Agreement, “Confidential Information” means information proprietary to Practice and not generally known (including trade secret information) including, without limitation, information about Practice’s clients, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing and plans, including medical liability insurance policy. All information disclosed to Physician by Practice or to which Physician obtains access, whether originated by Physician or by others (whether prior to execution of this Agreement or thereafter), shall be presumed to be Confidential Information if it is treated by Practice as being Confidential Information or if Physician has a reasonable basis to believe it to be Confidential Information.

8.2 Obligation of Confidentiality.

a. Except as required in connection with Physician’s President Duties or delivery of the Radiologic Services hereunder, Physician shall not use or disclose to any person any Confidential Information for any purpose.

b. During the Term and for a period of one year following termination of this Agreement, Physician shall inform Practice of the identity and location of any entity to which Physician provides any services as an employee or independent contractor or in any other capacity if that entity can be reasonably considered to be a competitor to the Practice in the provision of interstate or international teleradiology. Physician acknowledges that the purpose of this information is to allow Practice to inform such entities that Physician is in possession of Confidential Information of Practice. Physician further acknowledges that Physician’s failure to supply the information required by this provision may make Physician personally liable for any use of Practice’s confidential information by those companies.

8.3 Noninterference with Existing Relationships. Physician agrees that during the Term and for a period of eighteen (18) months following termination of this Agreement, Physician will not directly or indirectly:

a. induce or attempt to induce any person who is employed by or otherwise engaged to perform Radiologic Services for Practice to cease working for Practice;

b. induce or attempt to induce any customer, client, vendor, or supplier of Practice to cease doing business with Practice.

8.4 Prohibition Against Solicitation. Unless otherwise agreed in writing by Physician and Practice, Physician will be restricted in the practice of teleradiology for the specified periods indicated below.

a. During the term of this Agreement, Physician will not, directly or indirectly, engage or participate, either individually or as an employee, contractor, consultant, principal, partner, agent, trustee, officer, director or shareholder of a corporation, partnership or other business entity, in any business which provides radiology services through network or the internet to health care providers located in any U.S. state if the State license renewal fee has been paid for by the Practice.

b. During the term of this Agreement and for a period following termination of this Agreement coterminous with the post-termination noncompete period set forth in Section ll(c) of Physician’s Employment Agreement with Virtual Radiologic Consultants, Inc., dated May 2, 2005, (or a similar provision in any successor agreement) or, if Physician is not subject to such a noncompete period, then for twelve (12) months, Physician will not, directly or indirectly, or participate, either individually or as an employee, contractor, consultant, principal, partner, agent, trustee, officer, director or shareholder of a corporation, partnership or other business entity, in any business which provides radiology services through network or the internet to health care providers which are Practice Clients during the time of Physician’s employment or which the Practice identified to Physician or contacted for purposes of engaging Physician’s services.

c. In return for the Practice’s agreement to provide a minimum guaranteed salary level for a defined number of hours Exhibit A (“Coverage Period”), Physician promises to not engage in any professional teleradiology services for companies or practices, including personal practice, during any scheduled work shifts other than for Practice or Practice’s practices.

d. Notwithstanding the foregoing, nothing in this Section 8.4 shall be deemed to preclude Physician from holding less than 1% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the securities of which are listed on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or traded on the over-the-counter market. Notwithstanding the foregoing, nothing in this Section 8.4 shall be deemed to preclude Physician from practicing medicine in any US State in the practice of radiology, if it is performed locally and less than 20% of the Physicians work load is via interstate teleradiology.

e. After termination of this Agreement the restrictions of section 8.4(a) shall not apply to any Radiologic Services provided to patients, hospitals or radiology groups within the state of Minnesota. This subsection 8.4(e) shall not affect any other obligation stated in section 8 of this Agreement.

8.5 Blue Pencil Doctrine. Physician acknowledges that Practice has expended substantial time and expense in the acquisition, research and development of processes, technology, techniques and products which are unique to Practice or not generally known to others and which could be unfairly taken or used by others in competition with Practice, and further acknowledges that competition with Practice is not based strictly on geographical location. Accordingly, Physician agrees that the restrictions contained in this Article are reasonable. If the scope of the restrictions contained in this Article are too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or narrowed so as to be enforceable, and Physician hereby consents, to the extent Physician may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce such restrictions.

8.6 Equitable Remedies. Physician acknowledges that Practice’s remedy at law for any breach or threatened breach of this Article will be inadequate. Therefore, Practice shall be entitled to injunctive and other equitable relief restraining Physician from violating those requirements, in addition to any other remedies that may be available to Practice under this Agreement or applicable law.

8.7 Extension of Term. The period of time during which Physician is prohibited from engaging in certain activities or obligated to undertake certain actions pursuant to this Article shall be extended by the length of time during which Physician is in breach of this Agreement.

8.8. Effect of Prior Non-Competition Clauses. Physician represents that the act of signing this Agreement or performing services under this Agreement does not violate a pre-existing non-competition clause with any third-party with the exception of any agreement signed with Virtual Radiologic Consultants. Physician understands that discovery of such a pre-existing agreement by Practice may result in termination of this Agreement and assessment of the penalties identified in section 6.3.

8.9 Exclusion of Virtual Radiologic Consultants. The foregoing restrictions and limitations of this Section 8 do not apply to any work performed by Physician for or on behalf of Virtual Radiologic Consultants.

9.	Warranties, Indemnification and Limitation on Damages

9.1 Disclaimer of Warranties. Except as explicitly stated herein, all services or products provided by Practice under this Agreement are provided without warranty of any kind, whether express, implied or arising from custom, course of dealing or trade usage. To the extent permitted by law, Practice disclaims any implied warranties of non-infringement, merchantability or fitness for a particular purpose for all services and products provided under this Agreement. Practice makes no warranties, either express or implied, as to (a) the uninterrupted or error-free quality of any services, Client equipment or information system operated by Practice, (b) the condition of any Client equipment, its merchantability, its fitness or suitability for any particular purpose, its design, its capacity or its quality, or (c) any aspect of the services provided under this Agreement.

9.2 Indemnification. Each party agrees to indemnify and hold the other harmless from any and all claims, liabilities, damages, taxes, fines, repayment obligations, or expenses, including court costs and reasonable attorney fees (collectively, “Claims”), arising from any act or omission by the indemnifying party or its employees or agents (excepting the indemnified party), or from the indemnifying party’s material breach of this Agreement. Without limiting the generality of the foregoing, Physician expressly agrees to indemnify and hold Practice harmless from any and all Claims arising from Physician’s any other professional services provided by or on behalf of Physician or any other work Physician may engage in outside of the President Duties and Radiologic Services performed under this Agreement.

9.3 Limitation on Damages. Neither Practice nor Physician shall be liable for, nor shall any measure of damages include, any indirect, incidental, special, exemplary, punitive or consequential damages or amounts for loss of income, profits or savings, loss of data arising out of or relating to its performance or failure to perform under this Agreement, even if the party against whom liability is sought to be imposed has been advised of the possibility of such damages or loss. The limitations or exculpations of liability set forth this paragraph shall not apply to the failure of Practice to make payments.

10.	Miscellaneous

10.1 Uncontrollable Conditions. Neither party shall be responsible for any damages, delay in performance or failure to perform by Physician or Practice, if caused by any act or occurrence beyond its reasonable control that consists of embargoes, changes in government regulations or requirements (executive, legislative, judicial, military or otherwise), power failure, electrical surges or current fluctuations, lightning, earthquake, flood, war, the elements, or other forces of nature, delays or failures of transportation, or acts or omissions of telecommunications common carriers that are not under the control of Physician or Practice. In particular, without limitation, neither Physician nor Practice shall be responsible for any interruption in Services caused by an interruption in or failure of Internet services Physician recognizes that any such Internet or network outage if lasting more than a single 10 hour work shift may, if Practice scheduling allows, be credited against Physician’s vacation time or may otherwise result in a prorated reduction in the contract minimum cash payment to the Physician.

10.2 Amendment. This Agreement may be amended only in a writing that is signed by both Parties.

10.3 Assignment. Practice may in its sole discretion assign this Agreement to any entity that succeeds to some or all of the business of Practice through merger, consolidation, a sale of some or all of the assets of Practice, or any similar transaction. Physician acknowledges that the services to be rendered to Practice are unique and personal and therefore Physician may not assign any rights or obligations under this Agreement.

10.4 Successors and Assigns. Subject to Section 10.3, the provisions of this Agreement shall be binding upon the Parties hereto, upon any successor to or assign of Practice, and upon Physician’s heirs and the personal representative of Physician’s estate.

10.5 Waiver. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. Any delay by Practice in asserting a right under this Agreement or any failure by Practice to assert a right under this Agreement shall not constitute a waiver by Practice of any right hereunder, and Practice may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred. No waiver by Practice shall be valid unless in writing and signed by an authorized representative of Practice.

10.6 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal, or unenforceable provision shall be deemed replaced by a provision that is valid, legal, and enforceable and that comes closest to expressing the intention of the Parties.

10.7 Governing Law, Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to the conflict of law provisions thereof. Any dispute, claim or controversy arising out of or related to this Agreement shall be resolved by binding arbitration by a single arbitrator in Minneapolis, Minnesota, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the arbitration award shall be final, binding and conclusive and may be entered in any court having jurisdiction. If for any reason Physician performs Services under this Agreement outside of the United States, Physician agrees to submit to the jurisdiction of, be accountable to, and remain in compliance with, all applicable state and federal law, rules, regulations or executive orders of any U.S. or foreign government, agency or authority, and accreditation authorities including but not limited to the American College of Radiology.

10.8 Counterparts. This Agreement may be executed by facsimile signature and by either of the Parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

10.9 Notices. All notices, requests, or other communications hereunder shall be in writing and either transmitted via facsimile, overnight courier, hand delivery or registered mail, postage prepaid and return receipt requested, to the Parties at the address listed below their respective signatures or such other addresses as may be specified by written notice. Notices shall be deemed to have been given when received or, if delivered by registered mail, five days after posting.

10.10 Injunctive Relief. The Parties acknowledge that their remedy at law for any breach or threatened breach of this Agreement may be inadequate. Therefore, a party shall be entitled to seek injunctive and other equitable relief restraining a party from violating this Agreement, in addition to any other remedies that may be available to it under this Agreement or applicable law.

10.10 Entire Agreement. This Agreement, including any attached Exhibits, schedules and appendices (which are hereby incorporated into the Agreement), constitutes the entire agreement between the Parties hereto with respect to its subject matter and there are no other representations, understandings or agreements between the Parties relating to such subject matter,

10.11 Survival. The provisions of this section, Sections 2.4, 4, 6.3, 7, 8, 9.1, 9.3 and 10 shall survive termination of this Agreement for any reason.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date set forth above.

	VIRTUAL RADIOLOGIC	PHYSICIAN
PROFESSIONALS, PLC, a Minnesota professional limited liability company

By:	/s/ Sean O. Casey	/s/ Sean O. Casey
	Signature	Signature

	Sean O. Casey	Sean O. Casey
	Print Name	Print name

	Date Signed: 5/2/05	Date Signed: 5/2/05

Address: 5995 Opus Parkway, Suite 200 Minneapolis, MN 55343-9058 Main: 952-392-1100 Fax: 952-943-2401 www.virtualrad.net

EXHIBIT A

PHYSICIAN’S SERVICES, COVERAGE PERIODS, AND COMPENSATION

Services

Physician agrees to provide professional remote radiology consultation, interpretation and reports via Practice’s proprietary RIS and computer-aided reporting system (“Radiologic Services”). Physician will strive to provide preliminary and/or official interpretations via the Practice’s proprietary RIS and computer-aided reporting system with the intent to provide the interpretations within 30 minutes of receiving the entire study, any relevant comparison studies and appropriate clinical history, or within a similarly short time period, as clinical case-load and technical limitations may allow. It is recognized by both Parties that some studies may require more than 30 minutes due to no fault of the Physician, especially since Physician is serving in a backup capacity to assist during busy periods and during unexpected radiologist capacity shortfalls.

Coverage Periods and Compensation

Full-Time Services Coverage Period

Physician agrees to provide Services as per a mutually agreeable schedule, whether in a backup on-call or primary scheduled capacity during either the period from 5pm to 7am or 7am to 5pm, but not both within the same 24 hour period. Practice will notify Physician in writing of the time periods for which he is scheduled, up to a maximum Physician obligation of 125 hours of coverage, including backup on-call time periods, per quarter. Any time scheduled above 125 hours per quarter shall require Physician’s approval and shall be at his discretion. Coverage Period(s) may be modified to different starting or ending times upon the mutual written agreement of Physician and Practice.

Practice shall use reasonable efforts to provide Physician notice of when it will require Physician to provide services. Where the request is for immediate provision of services, Physician shall, within 15 minutes of such request, respond to such request indicating either (1) that services will be provided within 30 minutes or (2) that services cannot be provided within 30 minutes and also providing Practice the next possible times and/or dates when services may be provided. Physician shall make reasonable efforts to notify Practice of times and/or dates when Physician will be unavailable to provide services within 45 minutes of a request for services. Unintentional failure of Physician to respond as required in this paragraph shall not constitute a breach of the Agreement unless such event happens repeatedly

Full Time Services Compensation

In return for Physician providing President Duties and, on a limited and backup basis, Radiologic Services to the Practice, Practice agrees to pay Physician base salary compensation of $5,583.33 (U.S. dollars) per month, paid in accordance with Section 3.2.

Bonus Compensation

Practice agrees to pay Physician Bonus Compensation of 60% of all gross revenue collected on studies billed by Physician up to a gross revenue amount of $60,000 per fiscal quarter. Bonus Compensation will be paid no later than the 10th business day of each quarter for any Bonus Compensation earned in the previous quarter. Any diagnostic interpretations above the $60,000 quarterly gross revenue billing level cannot be done by the Physician without approval of the Board of Directors of Virtual Radiologic Consultants, Inc., and Physician agrees to notify the Board of Directors of Virtual Radiologic Consultants, Inc., and the officers of Practice whenever his gross revenue billings have exceeded $50,000 in a fiscal quarter. Physician retains the right to decline diagnostic interpretation above the $60,000 quarterly gross revenue billing level, however, if Physician believes in his sole judgment that this additional work would interfere with his obligations as CEO of Virtual Radiologic Consultants, Inc.

Deposition Exclusion and Expense Reimbursement

Physician will be compensated for travel related expenses and not be required to schedule make-up coverage periods for time spent at, or traveling to, a deposition related to Services Physician provided under this Agreement. For this Deposition Exclusion and reimbursement to apply Physician must have attended under subpoena or at Practice’s specific request. Physician will be required to schedule make-up coverage periods for depositions or travel time associated with services Physician did not provide for Practice. Both parties shall make reasonable business efforts to have such depositions arranged as video depositions whenever possible to avoid make-up coverage periods for travel time. If a deposition occurs in Minneapolis MN or, within 50 miles of Physician’s residence, and the time spent in deposition is less than 5 hours (regardless of the number of days over which the deposition occurs), Physician will be required to schedule make-up coverage periods.

EXHIBIT B

STATES

As of the date of this Agreement Physician is licensed to practice medicine in the following states:

See attached list

Physician will have final approval of all Physician licenses sought by Practice.

It is imperative that Physician provide, in a timely manner, all documentation requested by Practice’s staff that may be required in connection with licensing and credentialing.

EXHIBIT C

INTERNET ACCESS

Physician will obtain business class ISP service with at least 1 Megabits per second download and 256 Kilobits per second upload capacity. Practice will cover the cost of the primary internet connection.

Physician will obtain at Practice’s expense one consumer-class router approved by Practice, as well as all necessary network cables, for each ISP connection and will maintain all Practice computers’ connectivity to the internet through such routers.

EXHIBIT D

PRACTICE EQUIPMENT (VR WORKSTATION)

1. Telephone equipment: Physician may be provided by the Practice with internet telephony device for receiving overseas phone calls from the US. This will allow Physician to make phone calls to any US recipient for Practice related business. The Practice will cover the cost of this account and the phone calls to the US on such account. Physician warrants that they will not use this telephone account for non-Practice work or personal use. US based Physicians will be responsible for providing a second local telephone connection (either wireless or land based) for routing of Practice calls.

2. Teleradiology and Dictation software: Physician will be provided access to Practice PACS and RIS servers with appropriate usernames and passwords for accessing radiological studies and for reporting radiological studies. In the event Practice uses clients’ own teleradiology systems, such software and usernames and passwords will be provided. Voice recognition and fax software will be provided by the Practice.

3. PACS Viewing Computer: Practice will provide a personal computer equipped with Windows operating system with suitable monitor for interpretation of cross sectional radiologic examinations (computed tomography, magnetic resonance imaging, ultrasound and nuclear medicine studies). Physician will not alter, install or remove any applications or operating system features without assistance and approval from Practice IT staff.

4. RIS Computer: Practice will also provide a personal computer equipped with Windows operating system and appropriate input microphone for operating voice recognition software and Radiology Information System for reporting of studies. Physician will not alter, install or remove any applications or operating system features without assistance and approval from Practice IT staff.